The Audit Committee and the Board of Trustees selected a new independent auditor for the Trust in connection with various changes that were then being considered for the Trust. On March 27, 2012, the
Audit Committee of the Board of Trustees of the Trust appointed, and the Board of Trustees ratified and approved, KPMG, LLP as the independent registered public accounting firm of the Trust for the fiscal year ending June 30, 2012. Prior to the Trusts fiscal year ended June 30, 2012, the Trusts financial statements were audited by a different independent registered public accounting firm, Ernst
& Young LLP (the Prior Auditor).

The Audit Committee approved and the Board of Trustees ratified and approved the resignation of the Prior Auditor as the independent registered public accounting firm of the Trust on and effective as of March 27, 2012. During the Trusts two most recent fiscal years ended through March 27, 2012, there were no: (1) disagreements with the Prior
Auditor on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the Prior Auditors satisfaction, would have caused them to make reference in connection with their opinion to the subject matter of the disagreement, or (2) reportable events.

The Prior Auditors report on the financial statements of the Trust as of and for the two most recent fiscal periods ended June 30, 2011, did not contain an adverse or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.



September 19, 2012
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 77-K of Form N-SAR dated June 30,
2012, of the New Covenant Funds and are in agreement with the statements contained in the Change in Independent Registered Public Accounting Firm letter therein. We have no basis to agree or disagree with other statements of the registrant contained therein.


/s/ Ernst and Young LLP

Chicago, Illinois